Exhibit 99.1

Press Release

Traffix Signs Agreement to Acquire Search Engine Marketing Company SendTraffic.com, Inc.

Thursday June 10, 8:05 am ET

SendTraffic Expected to Generate Approximately $10 Million in Revenue and $1 Million of EBITDA in Next Twelve Months

PEARL RIVER, N.Y.—(BUSINESS WIRE)—June 10, 2004— Traffix, Inc. (NASDAQ:TRFX - News), today announced that it has signed an agreement to purchase all of the assets of SendTraffic.com, Inc., a leading search engine marketing company.

Formed in 1999 by Messrs. Greg Byrnes and Craig Handleman, SendTraffic has been recognized as one of the top search engine marketing firms. SendTraffic provides full service search engine marketing solutions to over 100 clients. During its five year operating history, SendTraffic has established strong working relationships with the major search engines and portals, including Google, MSN, Overture, FindWhat, Yahoo, AOL, Ask Jeeves and LookSmart. SendTraffic maintains a “Certified Ambassador” status with Overture, and is a member of the Google Research Board.

Traffix reported that it expects SendTraffic to generate approximately $10 million in revenue and $1 million of EBITDA (1) in the next twelve months. In calendar 2003, SendTraffic generated revenue of approximately $5 million and an adjusted EBITDA of approximately $300,000. Traffix expects to close the transaction on or about July 1, 2004. Traffix believes that the acquisition will be immediately accretive to Traffix’s future earnings per share. The Company also noted that after the closing of the SendTraffic transaction, it will still have cash and marketable securities on its balance sheet of over $33 million.

Under the terms of the acquisition agreement, dated June 9th, 2004, Traffix will purchase all of the assets (including net working capital of approximately $500,000) of SendTraffic at the closing for $5.43 million, comprised of $1.68 million in Traffix common stock, and $3.75 million in cash. In addition, Traffix agreed to pay SendTraffic a contingent earnout of $2.5 million if SendTraffic generates EBITDA of $3.75 million in the first year following the closing, an additional $2.5 million if SendTraffic generates EBITDA of $4.75 million in the second year following the closing, and an additional $2.5 million if SendTraffic generates EBITDA of $5.75 million in the third year following the closing. If SendTraffic generates certain lower agreed upon annual EBITDA benchmarks, Traffix will pay a portion of the contingent earnout payments. The contingent payments, if any are earned, may be paid 50% in cash and 50% in stock, with the share price determined on or about the time of their issuance. In connection with the acquisition by Traffix, both of the founders of SendTraffic, Greg Byrnes and Craig Handleman, have agreed to enter into five-year employment contracts.

Commenting on the transaction, Mr. Jeffrey Schwartz, Chairman and CEO of Traffix stated, “Management has spent a lot of time trying to identify a meaningful acquisition that can add value to Traffix. We believe that SendTraffic fits that profile for a number of reasons. First of all, the founders of SendTraffic, Greg Byrnes and Craig Handleman, built this company from their own hard labor with no third party capital. They are some of the most knowledgeable operators that we have met in the search engine marketing industry. We interviewed a number of their competitors, clients and vendors and their reputation was stellar. Second, we believe there is a lot of potential synergy between the companies, since many of Traffix’s current clients would likely use the SendTraffic services, and many of SendTraffic’s clients may use Traffix’s customer acquisition programs. Interestingly, there is virtually no overlap in our respective client bases. Equally as important, SendTraffic should be able to enhance the growth of many of Traffix’s current web properties through increased search engine traffic. For example, SendTraffic and Traffix are currently collaborating on programs that will capitalize on some of the huge volumes of unsold search engine inventory. Finally, we believe that the purchase price and earnout formula represent fair and reasonable consideration for this business, and are not based on aggressive valuation multiples.”

Commenting on the potential of the SendTraffic business, Mr. Schwartz stated, “We believe that SendTraffic has tremendous growth potential to add new clients from the thousands of businesses that have not begun to tap into the use of search engines for marketing. Virtually any company can benefit from using search engine marketing if they are aligned with an industry expert such as SendTraffic. Furthermore, this type of growth is not capital intensive.”

Mr. Greg Byrnes, co-founder and co-owner of SendTraffic, stated, “It was not an easy decision for Craig and me to sell the business. Frankly, we feel that by merging it with Traffix, we will be able to tap their tremendous resources and marketing expertise so that we can take this business to the next level. We are very excited because we see so many opportunities to grow our business with Traffix. These guys have proven themselves with over 10 years of profitable operations in all forms of direct marketing media.” He added, “Collectively, we see the search engine industry as one of the most effective direct marketing media created to date. Overall, we are thrilled to be joining the Traffix family.”

Mr. Joshua B. Gillon, Executive Vice President of Traffix added, “Traffix seeks to expand its business through sales of products and services sold directly to consumers, and through media properties that we use to generate sales and leads for our clients. The acquisition of SendTraffic represents an important extension of our on-line media reach. Traffix will continue to seek other acquisition opportunities while it works to organically grow its current business.”

About Traffix, Inc:

Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

About SendTraffic.com, Inc:

SendTraffic’s search products and services include Pay-Per-Click Account Management, Search Engine Optimization, Paid Inclusion and Featured Site media buying. The company offers a number of its own technology solutions to clients, including its “Marketing Dashboard” product, which is a comprehensive bid management and return-on-investment tracking system that monitors and manages on a real-time basis marketing campaign performance in order to maximize on-line media purchases. For more information about SendTraffic.com, Inc. visit the website @ www.sendtraffic.com

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its year-end fiscal 2004 results.

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•  (1)”EBITDA” means earnings before interest, income taxes, depreciation and amortization.

Contact:
Traffix, Inc.
Joshua B. Gillon, 845-620-1212 ext. 205
joshg@traffixinc.com
or
KCSA
Todd Fromer, 212-682-6300 ext. 215
tfromer@kcsa.com
http://www.kcsa.com
or

Erika Levy, 212-682-6300 ext. 208
elevy@kcsa.com
http://www.kcsa.com